(212) 351-4735


                                November 18, 1996


Correctional Services Corporation
Suite 1000
1819 Main Street
Sarasota, Florida 34236

Gentlemen:

     We have acted as counsel to Correctional Services Corporation (the "Company") in connection with its filing of a registration statement on Form S-3 (which registration statement, as amended at the time of its effectiveness is hereinafter called the "Registration Statement") covering an aggregate of 169,054 warrants (the "Warrants"), each Warrant entitling the holder thereof to purchase one share of the Company's common stock, $.01 par value (the "Common Stock") and the 169,054 shares of Common Stock issuable upon exercise of the Warrants (the "Shares").

     As such counsel, we have examined original copies, or copies certified to our satisfaction, of the corporate records of the Company, agreements and other instruments, certificates of public officials and such other documents as we deemed necessary as a basis for the opinion hereinafter set forth.

     On the basis of the foregoing, we are of the opinion that:


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Correctional Services Corporation
November 18, 1996
Page 2


          (i) the Warrants constitute legal, valid and binding obligations of the Company; and

          (ii) the Shares have been validly authorized and upon issuance and payment therefor in accordance with the terms of the Warrants, will be legally issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference made to us under the caption "Legal Matters" in the prospectus constituting part of such Registration Statement.

                                       Very truly yours,

                                       EPSTEIN BECKER & GREEN, P.C.



                                       By: /s/ Sidney Todres
                                           ---------------------------------
                                               Sidney Todres